INNOVATION INVESTMENT FUNDING AGREEMENT

This Agreement is made this 8th day of December, 1999 between the [BEN FRANKLIN TECHNOLOGY CENTER OF SOUTHEASTERN PENNSYLVANIA] ("Center"), located at 1835 Market Street, Suite 1100, Philadelphia, PA 19103 and GYROTRON TECHNOLOGY, INC. (the "Company"), a Pennsylvania corporation located at 2014 Ford Road, Unit K, Bristol, PA 19007

1. **Project Funding**. Center agrees to provide up to Fifty Thousand Dollars ($50,000) (the "Funds") to fund the project set forth in Exhibit A attached hereto (the "Project") for the period from Sept. 1,1999 through June 30, 2000. Funds will be disbursed by Center in accordance with the schedules and milestones set forth in Exhibit A attached hereto, subject to Company's continuing compliance with this Agreement and the continuing availability of funding from the Commonwealth of Pennsylvania. Company agrees to use such Funds solely in the manner provided in Exhibit A, subject to special conditions described in Exhibit B attached hereto (if any), to diligently pursue the Project, and to provide Center with reports as requested by Center, documenting the use of the Funds and status of the Project.

2. **Reports**. Company agrees to provide Center with funding, technical, commercialization, marketing and financial reports as requested by Center, including an annual report of Company performance. Company agrees to provide Center with copies of quarterly and annual Financial Statements, accompanied by any reports of its certified public accountants. "Financial Statements" mean a Balance Sheet and Income Statement of Company, and any other statements prepared on a regular basis by Company, for the relevant quarterly or annual period, prepared according to generally accepted accounting principles, consistently applied. Such statements will be provided from the beginning date above until repayment is completed as set forth below. Center and its authorized representatives shall be entitled to inspect and copy any records and business information of Company and to visit Company with reasonable advance notice to determine compliance with this Agreement. Such reports are due within thirty (30) days of the end of the period.

3. **Repayment**. Company agrees to repay the Funds in the amounts, at the times and in accordance with the terms set forth in Exhibit C.

4. **Security Interest In Collateral**. As security for the full and timely repayment of the Funds, and satisfaction by the Company of all covenants and undertakings contained in this Agreement, the Company respectively assigns and grants to the Center a continuing lien on and security interest in, upon and to the following Property (the "Collateral"):

a. General Intangibles - All of the Company's now owned and hereafter acquired, created or arising general intangibles of every kind and description, including, without limitation, all existing and future customer lists, choses in action, claims, books, records, patents and patent applications, copyrights, trademarks, tradenames, tradestyles, trademark applications, licenses, license agreements, sub-license agreements, strategic alliance agreements, joint venture agreements, service agreements, discoveries, regulatory filings, blueprints,

Maximum Required Payments

Notwithstanding the actual amount of Company Revenues as described above, Company is not required to repay more than the following cumulative amounts during any year of the repayment for the year indicated. The maximum Cumulative Repayment for the year indicated is based on the example of a $50,000 investment.

Repayment Year	Percent Repayment	Maximum Cumulative Repayment
1	15%	$7,500
2	36%	$18,000
3	65%	$32,500
4	100%	$50,000
5 or more	150%	$75,000

EXHIBIT "C"
Repayment Terms

Company is required to pay a maximum of one hundred fifty percent (150%) times the amount of the Funds. The rate of repayment is three percent (3%) of all Company Revenues, whether or not related to the Project. Company can repay less than the maximum by prepaying the amount due according to the schedule set forth below. For purposes of this Agreement, "Company Revenues" means the aggregate of (1) revenue from the sale or lease of goods or services by Company, (2) revenue from the sale or lease of goods or services employing or utilizing all or any part of the Technology by any Affiliate of Company ("Affiliate" means any Person that controls, is controlled by, or is under common control with another Person), (3) revenue received by Company or any Affiliate from the licensing or sublicensing of any manufacturing rights to the Technology or the Products, (4) the proceeds from research and development contracts received by Company during the term of this Agreement, (5) interest and dividends on Company investments, and (6) all other amounts which should be recognized as revenue under generally accepted accounting principles, consistently applied. Company Revenues shall not include the value of unrestricted research and development grants received by Company from non-profit sources.

Repayment Period

Repayment begins in the next fiscal quarter after the end of the period defined in Paragraph 1 of this Agreement. That quarter marks the first quarter of repayment year one. Payment is due within thirty (30) days after the end of such quarter and each subsequent quarter thereafter during the Repayment Period. Financial statements are required on a quarterly basis and at the end of each fiscal year within thirty (30) days after the end of each period.

Prepayment

Company may repay less than the maximum by prepaying the amount due according to the schedule set forth below. The following example illustrates the prepayment of an Innovation Investment of Fifty Thousand Dollars ($50,000):

If Payment in Full in Repayment Year	Prepayment Factor	Amount is
1	1.085	$54,250
2	1.177	58,850
3	1.277	63,850
4	1.386	69,300
5 or more	1.500	75,000